EXHIBIT 32: Rule 13a-14(b) Certifications

The undersigned officers certify that this report fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934, and that the information contained in the report fairly presents, in all material respects, the financial condition and results of operations of Medical Technology & Innovations, Inc.

A signed original of this written statement required by Section 906 has been provided to Medical Technology & Innovations, Inc. and will be retained by Medical Technology & Innovations, Inc. and furnished to the Securities and Exchange Commission or its staff upon request.

March 30, 2007	/s/ Jeremy Feakins
Jeremy Feakins (Chief executive officer)

March 30, 2007	/s/ Jennifer Herman
Jennifer Herman (Chief financial officer)